SECURITIES AND EXCHANGE COMMISSION


                      WASHINGTON, DC 20549


                            FORM 8-K

                         CURRENT REPORT


        Pursuant to Section 13 or 15(d) of the Securities
                      Exchange Act of 1934



                     December 31, 1996

        (Date of Report, date of earliest event reported)




                           VALHI, INC.

     (Exact name of Registrant as specified in its charter)


      Delaware              1-5467             87-0110150

     (State or other        (Commission        (IRS Employer
      jurisdiction of        File Number)       Identification
      incorporation)                            No.)


     5430 LBJ Freeway, Suite 1700, Dallas, TX     75240-2697

     (Address of principal executive offices)     (Zip Code)



                        (972) 233-1700

      (Registrant's telephone number, including area code)



                        Not applicable

     (Former name or address, if changed since last report)



Item 2:   Acquisition or Disposition of Assets


        In September 1996, Medite Corporation, an indirect, wholly-owned subsidiary of the Company, announced that it had signed three separate letters of intent involving the sale of substantially all of its assets. The first transaction, involving the sale of Medite's timber and timberlands to Rogue Resources, LLC, an Oregon-based partnership of forest product operators, closed in October 1996 for approximately $118 million cash consideration, of which


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approximately $53 million of the cash proceeds were used to pay off and terminate Medite's U.S. bank credit facilities. The second transaction, involving the sale of Medite's Irish medium density fiberboard (`MDF'') subsidiary to Willamette Industries, Inc., closed in November 1996 for $61.5 million cash consideration plus the assumption of approximately $21 million of Irish bank debt. Medite continues to negotiate a definitive agreement with Sierra Pine, a California limited partnership, for the third transaction involving the sale of Medite's Oregon MDF facility, and Medite currently expects to complete an agreement and close this transaction in the first quarter of 1997. Medite had previously expected to also sell to Sierra Pine its two Oregon timber conversion facilities, but discussions with Sierra Pine regarding these facilities have been discontinued and Medite has determined to permanently close these facilities. One of such facilities was closed in December 1996, and Medite is evaluating other opportunities to either sell or close the other facility in 1997.


Item 7: Financial Statements,  Pro Forma  Financial Information

        and Exhibits



        (b) Pro forma financial information


           Pro forma condensed consolidated financial statements of the Registrant, which present the pro forma effects of the transactions described in Item 2 above, assuming such transactions had occurred




                              - 3 -
           as of the dates set forth in the accompanying notes, are included herein as Exhibit 99.1.


        (c)  Exhibit


             Item No.         Exhibit Index


             99.1      Pro forma financial information of the Registrant.




                           SIGNATURES



        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                 VALHI, INC.
                                 (Registrant)






                              - 4 -
                                 By: /s/ Bobby D. O'Brien

                                      Bobby D. O'Brien
                                      Vice President



Date:  December 31, 1996